                                                                     EXHIBIT 2.5


                            ASSET PURCHASE AGREEMENT

         AGREEMENT made as of this 4th day of February, 1999 between TELEPHONETICS INTERNATIONAL, INC., a Florida corporation with a principal place of business at 4330 N.W. 207th Drive, Miami, Florida 33055 (the "Company"), ALAN KVARES an individual residing at 1801 Heim Road, Mt. Dora, Florida, 32757, ("Shareholder") and TELEPHONETICS, INC., a Delaware corporation having an office at 4330 N.W. 207th Drive, Miami, Florida 33055 ("Buyer").

                             W I T N E S S E T H :

         WHEREAS, the Company desires to sell and the Buyer desires to purchase on the date hereof (the "Closing Date") the business of the Company as a going concern (the "Business") consisting of the Purchased Assets (hereinafter defined), and the Assumed Liabilities (as hereinafter defined), for a purchase price determined as set forth in Exhibit A (the "Purchase Price") and for the assumption of the Assumed Liabilities (hereinafter defined); and

         WHEREAS, the Shareholder is the owner of more than 97% of the common stock of the Company; and

         WHEREAS, the Shareholder joins in the execution of this Agreement as the controlling Shareholder, director and officer of the Company and is familiar with the material aspects of operations of the business of the Company, including, without limitation, the Business.

         WHEREAS, SAGE NETWORKS, INC., a Delaware corporation ("Parent") is the owner of all of the capital stock of the Buyer.

         NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the parties hereto agree as follows:

                                    ARTICLE I

                               PURCHASE AND SALE;
                         REPRESENTATIONS AND WARRANTIES

         SECTION 1. PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, the Company hereby sells, assigns and transfers to the Buyer and the Buyer hereby purchases and acquires from the Company, all of the right, title and interest of the Company in and to the Purchased Assets (as hereinafter defined) for the Purchase Price set forth herein.

         SECTION 2. REPRESENTATIONS OF THE COMPANY AND SHAREHOLDER. The following agreements, representations and warranties are made by the Company and the Shareholder, jointly and severally, to the Buyer.

         (A) Corporate Matters; No Conflict. The Company is duly formed, organized, is validly existing and in good standing under the laws of its state of incorporation as set forth in Exhibit A, maintains offices only at the sites listed on Exhibit A and has no other operations other than from those sites, is qualified or authorized to transact business and is in good standing in each other jurisdiction in which it is doing business, except where failure to be qualified or be in good standing would not have a material adverse effect on the business of the Company, and has the corporate power to enter into this Agreement, to perform its obligations hereunder and to conduct its business as currently conducted. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Company and by the Shareholder will not (i) conflict with or violate the provisions of any applicable law (including, without limitation, any bulk sales laws), rule or order or the Company's Articles or Certificate of Incorporation, By-laws or any other organizational or governing documents of the Company, (ii) conflict with or constitute a default under any agreement or contract by which the Company or the Shareholder is bound or (iii) require the consent or approval of, or filing with, any governmental body or third party except as set forth on Exhibit C-5. The execution, delivery and performance by the Company of this Agreement has been duly authorized and approved by all requisite corporate action on the part of the Company. The Shareholder are all the beneficial and/or record owners of the issued and outstanding shares of capital stock of the Company and the Shareholder own the number of shares of such stock set forth opposite his or her name on Exhibit A. Also set forth on Exhibit A is the total number and type of authorized shares and outstanding shares of capital stock of the Company. Set forth on Exhibit B is a list of officers and directors of the Company, all trade names used by the Company and all jurisdictions in which the Company is doing business. This Agreement and the consummation of the transactions contemplated hereby have been approved by the Shareholder (if required by its By-Laws or applicable law) and by the board of directors of the Company, and the authorized officers of the Company named on Exhibit A are jointly and severally authorized and empowered by the Company to execute and deliver this Agreement in the name and on behalf of the Company.

         (B) Purchased Assets. (i) All vendor and customer contracts, confidentiality agreements, purchase and sales orders, powers of attorney, undertakings, commitments and other agreements to which the Company is a party and which relate in any manner to the Business and/or the relationship between the Company and the Customers (hereinafter defined), whether written or oral, shall be referred to herein collectively as the "Business Agreements". The Company has delivered to Buyer, on or before the Closing Date, true and correct copies of all written Business Agreements. Attached hereto as Exhibit C-1 are true and correct copies of the only forms of agreements which have been entered into between the Company and its Customers concerning the Business. Attached hereto as Exhibit C-2 is a schedule of all agreements which have been entered into between the Company and its Customers concerning the Business, copies of which have been delivered to Buyer prior to the Closing. Annexed as Exhibit C-2 is a detailed summary of all oral Business Agreements, as well as a list of all Business Agreements between the Company and vendors or service providers, or which relate to any strategic partnerships, reselling arrangements or joint ventures between the Company and others, concerning the Business. Listed on Exhibit C-3 is a description of each and every real estate, equipment and personal property lease (collectively, the "Leases" to which the Company is a party and which relates to the Business. The Leases are also included within the definition of Business Agreements as said term is used herein. Neither the Company nor any other party, is in default under any Business Agreement and no other party to any Business Agreement has made any claim or given the Company notice of any dispute under any Business Agreement, except as set forth on Exhibit C-4. Each Business Agreement is in full force and effect. The Company has the right to assign the Business Agreements and the Company has obtained all required consents to the assignment and transfer thereof, except as set forth on Exhibit C-5. The Company is not the owner or lessee of any motor vehicles which are used in the Business except for:
Alan Kvares's leased 1997 Jaguar for which the monthly lease payments of approximately $1,400 each shall be paid in full at the Closing through June 30, 1999. The Company does not own or lease any interest in any real property, or lease any equipment used in the Business, except as expressly stated on Exhibit C-3.

         (ii) All of the tangible assets of the Company used in the Business, including, without limitation, all machinery, office and other equipment, furniture, computers and related equipment, recording equipment, business machines, telephones and telephone systems, parts and accessories, inventory, telephone numbers, facsimile numbers, e-mail addresses and Internet domain addresses presently utilized by the Company in the Business, shall be referred to herein collectively as the "Tangible Assets". Attached hereto as Exhibit E is a true and correct list or description of the material Tangible Assets. As of the Closing Date, each Tangible Asset is in good and operable condition, reasonable wear and tear excepted.

         (iii) All patents, trademarks, trade names (including, but not limited to, those trade names listed on Exhibit B), service marks, service names, logos, designs, formulations, copyrights and other trade rights and all registrations and applications therefor, all know-how, trade secrets, technology or processes, all Web sites and all computer programs, data bases and software documentation owned or used by the Company in the Business, other than off-the-shelf software licensed by the Company, shall be referred to herein collectively as the "Intellectual Property". Attached hereto as Exhibit F is a true and correct copy of all of the Intellectual Property. Such exhibit also indicates which of such items have been patented or registered or are in the process of application for same. The Company has taken all necessary and reasonable actions to protect its rights in Intellectual Property owned by it and to the knowledge of the Company, is not infringing on the rights of any third parties to Intellectual Property used, but not owned by, the Company. Except as set forth on Exhibit B, the Company is not obligated to pay any royalty or other consideration to any person in connection with the use of Intellectual Property. To the knowledge of the Company and the

Shareholder, no other person is infringing the rights of the Company in any of its Intellectual Property. Included among the Intellectual Property, among other things, are all trade names utilized by the Company in the Business, including those trade names listed on Exhibit B. On the Closing Date, the Company will deliver to Buyer a Certificate of Amendment of the Company's Articles or Certificate of Incorporation ("Certificate of Amendment") changing its corporate name so as to delete the words "Telephonetics" and will cause the same to be duly filed with the Secretary of State's Office for the State of its incorporation within three (3) business days from the Closing Date. Promptly after such filing, the Company will deliver proof of said filing to Buyer. On the Closing Date, the Company will further deliver to Buyer written proof in form and substance satisfactory to Buyer and its counsel that the Company will no longer do business under any of the trade names listed on Exhibit B and further, within three (3) business days from the Closing, the Company will cause to be filed in all applicable governmental or quasi-governmental offices, any required instruments to terminate any previously filed assumed name or similar certificates regarding such trade names. Promptly after such filing, the Company will deliver proof of said filing to Buyer. Also attached to Exhibit F is a true and complete list of all software licensed by the Company and used in operating and maintaining the Business (collectively, the "Licensed Software"). The Company has valid and fully-paid licenses for all of the Licensed Software.

         The Company will deliver at the Closing a true and complete copy of the Company's customers list as of the Closing Date ("Customer List") relating to the Business which includes the name and address of each Customer. The Company's files regarding the Customers shall be delivered to Buyer at the Closing. All customers of the Company relating to the Business, including, without limitation, those customers included on the Customer List, shall be referred to herein as the "Customers". The Customer List is described on Exhibit G hereof.

         (v) All cash on hand and cash equivalents at the Closing ("Cash"), all of the outstanding accounts, notes and other receivables of the Company relating to the Business, including, without limitation, the outstanding accounts receivable and all unbilled fees for services rendered or products sold prior to the Closing Date (including the name, address and contact at the account) of the Company relating to the Business as of the Closing Date shall be referred to herein collectively as the "Accounts Receivable" set forth in Exhibit D in the amount of cash on the Closing Date. Attached hereto as Exhibit D is a true and correct aged list of all of the Accounts Receivable as of the Closing Date. The Accounts Receivable are valid and arose in the ordinary course of the Business, and are fully collectible net of reserves shown on Exhibit D.

         (vi) As used herein, the term "Purchased Assets" shall be defined as all classes of assets of the Company as shown on the Company's certified financial statement as of December 31, 1998 (annexed as Exhibit H) including, without limitation, the Business Agreements, the Tangible Assets, the Intellectual Property, the Cash, the Accounts Receivable, the Customer List, the Customers, covenants not to compete and confidentiality agreements signed by employees of the Company, together with the good will and business opportunities of the Company as it relates to the Business, the Software Licenses, and all other assets of the Company used in connection with the operation of the Business as of the Closing Date, wherever located, tangible or intangible, including without limitation, all data files, books and records regarding or relating to the foregoing, whether in electronic, paper or other form of media and all rights the Company may have under any insurance policies relating to the Purchased Assets, excluding, however, Excluded Assets (as defined below). The Purchased Assets are not subject to (i) any lease, lien or encumbrance of any character whatsoever except as set forth on Exhibit M or (ii) any adverse claims by any third parties. At the Closing upon consummation of the transactions contemplated by this Agreement, Buyer will receive good and marketable title to the Purchased Assets, free and clear of all liens, claims and encumbrances of any character whatsoever. The Purchased Assets include all rights, properties, interests and assets used by Company and/or necessary to permit Buyer to carry on the Business as presently conducted by the Company except for Excluded Assets.

         (vii) The Company and the Shareholder reasonably expect that the business represented by the Business Agreements will continue after the date hereof. The Company provides music on hold service directly to approximately 5,000 customer locations. Pizza Hut has about 1,500 locations and Enterprise Rent-a-Car has about 2,000 locations ("Pizza Hut and Enterprise are herein called "Major Customers"). The Company provides music on hold and other services to approximately 15,000 Lucent Technologies, Inc. ("Lucent") customers pursuant to agreements described on Exhibit C-1. The names and addresses of all Customers are included in the Company's Production Data Base, including without limitation the Major Customers and the Lucent customers, referred to in the preceding sentence, who have purchased from or through the Company Non-Lucent products. In the normal course of its business and with the knowledge and without the objection of Lucent, the Company sells its products and services and those of third parties (in addition to music on hold products and services) which are non-competitive with Lucent products to Lucent customers directly and Lucent has not shared in the revenue derived from such sales. Neither the Company nor the Shareholder has any knowledge that Lucent customers or any Major Customers intends to terminate or reduce the amount of business they presently do with the Company, and they have no knowledge of any state of facts which would lead them to believe that Lucent or any of the Major Customers will terminate their relationship with the Company or significantly reduce the amount of business they presently do with the Company.

         (viii) Excluded Assets. The Company is not selling and Purchaser is not buying or acquiring hereunder the following items ("Excluded Assets") which are not included in the defined term "Purchased Assets": (a) the Company's corporate minute and stock books, tax returns and other records having to do solely with the Company's organization and/or capitalization; (b) any rights to any of the Company's claims for any federal, state or local tax refunds; (c) any rights which accrue or will accrue to the Company under this Agreement or the transactions contemplated hereby; and (d) all assets, if any, listed on Exhibit L hereto.

         (C) Financial Statements. The Company has delivered to the Buyer copies of the Company's audited financial statements for the last three fiscal years of the Company ended December 31, 1998, 1997 and 1996, respectively. Attached hereto as Exhibit H is a copy of the Company's certified, audited financial statements for the calendar year ended December 31,1998 and unaudited financial statements for the month ending January 31, 1999 all of which reflect the assets, liabilities, net worth, profit and loss, and cash flow of the Company with respect to the Business. All financial statements referred to herein are complete and correct in all material respects, present fairly the financial condition and results of operations of the Company as at the dates of such statements and have been prepared in accordance with generally accepted accounting principles. The books of account and records of the Company have been maintained in accordance with good business practice and reflect fairly all properties, assets, liabilities and transactions of the Company. The Company has no material liabilities or obligations of any kind (whether accrued, absolute, direct, indirect, contingent or otherwise) which are not fully accrued or reserved against in the Company's financial statements in accordance with generally accepted accounting principles. Except as set forth on Exhibit I the Company has no material bad debts as of the Closing Date ("material" shall mean over $5,000 per occurrence or over $10,000 in the aggregate). Since the last day of the Company's last fiscal year, the Company has conducted the Business only in the ordinary and usual course and has not experienced any material adverse change in the Business or the financial condition of the Company. Since January l, l999, the Company has had no loss in net monthly recurring revenue from the Business. Between January 1, 1999 and the Closing Date, the Company and the Shareholder warrant and represent that they have not withdrawn, expended or applied any cash or other assets of the Company, except in the ordinary course of operations of the Business of the Company in accordance with past practices of the Company, and that during such period, no amounts have been paid to the Shareholder except for his regular salary and as provided in this Agreement.

         (D) Assumed Liabilities. The Buyer shall not be liable for and is not assuming any liabilities of the Company whatsoever, whether related or unrelated to the Purchased Assets, or whether arising under the Business Agreement or otherwise, unless specifically listed on Exhibit J hereto (the "Assumed Liabilities"). The Company and the Shareholder understand and agree that the Buyer is not assuming any liabilities of the Shareholder whatsoever. The Company has no outstanding loans of any kind (except as may be included in the Assumed Liabilities) and none of the Company's obligations have been guaranteed by any other person or entity except that Alan Kvares personally guaranteed the Banker's Savings Bank loan.

         (E) Existing Employment Arrangements. Except as set forth on Exhibit K the Company has no employment agreements, labor or collective bargaining agreements or employee benefit or welfare plans. The Company has no retirement plans except for a 401K Plan. There are no pending or, to the knowledge of the Company, threatened strikes, job actions or other labor disputes affecting the Company or its employees and there have been no such disputes for the past three years. Also set forth on Exhibit K is a true and complete list of all current employees of the Company employed in connection with the Business, which list provides, among other things, the name, title, job description and salary information concerning each employee.

         (F) Claims, Litigation, Disclosure. Except for the lawsuit entitled Lynda Vannette McGlawn v. Greenwald, et al, pending in the civil division of the Pasco County, Florida, Circuit Court of the Sixth Judicial Circuit. bearing docket number 98-5574CH ("TVIG Litigation"), there is no claim, litigation, tax audit, proceeding or investigation pending or, to the Company's or the Shareholder' knowledge, threatened against the Company or any of the Shareholder, with respect to the Business or any of the Purchased Assets of the Company (including, without limitation, any claims of infringement or actions of opposition with respect to Intellectual Property), nor does the Company nor the Shareholder know of any facts which would provide a basis for any such claim, litigation, audit, proceeding or investigation.

         (G) Taxes. Except as specifically set forth on Exhibit I , the Company has correctly prepared and timely filed all Federal, state and local tax returns, estimates and reports ("Tax Liabilities"), and paid all such taxes as and when due. For purposes of this paragraph, Taxes shall mean all taxes, charges, fees, levies or other assessments of any kind whatsoever (including, without limitation, income, employment, franchise, sales, use and withholding taxes). On or before the Closing, the Company shall pay off and satisfy all Taxes and any of the Tax Liabilities which are then due and payable or payable with respect to the Purchased Assets for the period ending on the Closing Date whether or not then due, and provide Buyer with evidence thereof in form satisfactory to Buyer and its counsel. The Company is not a party to any tax sharing agreement.

         (H) No Other Agreements to Sell Assets or Business. Neither the Company nor the Shareholder is a party to any existing agreement which obligates the Company or the Shareholder to sell to any other person or firm the Purchased Assets (other than sales in the ordinary course of business), to issue or sell any capital stock or any security convertible into or exchangeable for capital stock of the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto.

         (I) No Brokers. The only broker, leasing agent, finder or similar person or entity with whom the Company or the Shareholder has made contact or had any dealings with or entered into any agreement, arrangement or understanding with concerning this Agreement and to whom the Company and/or the Shareholder is responsible to pay a finder's fee, brokerage commission or similar payment to is the party or parties listed in item 6 on Exhibit A, if any, and the Company and the Shareholder shall be solely responsible for the payment of same.

         (J) Environmental Compliance. (i) Neither the Company nor any operator of the Company's properties is in violation, or alleged to be in violation, of any federal, state or local judgment, decree, order, consent agreement, law (including common law), license, rule or regulation pertaining to environmental health or safety matters, including without limitation those arising under the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended, Water Act, as amended, the Federal Clean Air Act, as amended, the

Toxic Substances Control Act, or any state or local analogue (hereinafter "Environmental Laws").

         (ii) Neither the Company nor the Shareholder has received a notice, complaint, order, directive, claim or citation from any third party, including without limitation any federal, state or local governmental authority, indicating or alleging that the Company or any predecessor may have any liability or obligation under any Environmental Law.

         (iii) (A) No portion of the property of the Company has been used by any person for the generation, handling, processing, treatment, storage or disposal of Hazardous Materials except in accordance with applicable Environmental Laws; (B) no underground tank or other underground storage receptacle for Hazardous Materials, asbestos-containing materials or polychlorinated biphenyls are located on any portion of any location occupied by the Company each of which is listed as a Site on Exhibit A; (C) in the course of any activities conducted by the Company or its invitees, agents, contractors, licensees or employees in connection with the Business of the Company, no Hazardous Materials have been generated or are being used except in accordance with applicable Environmental Laws; and (D) there have been no releases (i.e., any past or present releasing, spilling, leaking, leaching, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Materials on, upon, into or from the property currently or formerly owned, operated or leased by the Company, which releases would have a material adverse effect on the value of any of the property or adjacent properties or the environment.

         (iv) The execution, delivery and performance of this Agreement is not subject to any Environmental Laws which condition, restrict or prohibit the sale, lease or other transfer of property or operations, including, without limitation, any so-called "environmental cleanup responsibility acts" or requirements for the transfer of permits, approvals, or licenses. There have been no environmentally related audits, studies, reports, analyses (including soil and groundwater analyses), or investigations of any kind performed with respect to the currently or previously owned, leased, or operated properties of the Company.

         For purposes of this Section, "Hazardous Material" shall mean any hazardous waste, as defined by 42 U.S.C. Sec. 6903(5), any hazardous substances or wastes as defined by 42 U.S.C. Sec. 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Sec. 9601(33) or any toxic substances or wastes, oil or hazardous materials or other chemicals or substances regulated by any public or governmental authority.

         (K) Year 2000. All products and services provided by the Company to its Customers in the regular course of the Business, to the best of the Company's knowledge, accurately processes or will process date and time data (including, but not limited to calculating, comparing and sequencing) from, into and between the years 1999 and 2000 and the twentieth century and the twenty-first century, including leap year calculations and neither performance nor functionality of such technology will be affected by dates prior to, during and after the year 2000. The Purchased Assets do not include any obligations under warranty agreements, service agreements or otherwise to remedy any information technology defect relating to the year 2000.

         (L) Licenses and Compliance with Laws. The Company holds no material governmental or regulatory licenses, permits, consents or approvals in connection with the Business, and the Company is in compliance with all material laws and regulations applicable to the Business.

         (M) Transactions with Affiliates. Except as set forth on Schedule N, no shareholder, officer, director or employee of the Company or immediate family member thereof has since January 1, 1999 (a) borrowed money from or loaned money to the Company which remains outstanding; (b) obtained any contractual or other claim, express or implied, of any kind whatsoever against the Company; (c) acquired or sold any interest in any property or assets used by the Company in its business; (d) engaged in any other transaction with the Company or; (e) owned, directly or indirectly, any interest in (except not more than two percent (2%) stockholdings for investment purposes in securities of publicly held and traded companies), or served as an officer, director, employee or consultant of or otherwise received renumeration from any person which is, or has engaged in business as, a competitor, lessor, lessee, customer or supplier of the Company.

         (N) Defective Products. The Seller has no knowledge of any latent defects in the design or manufacture of any of the products or Inventory included in the Purchased Assets.

         (O) Common Stock. The Company acknowledges that it has received and reviewed the Confidential Memorandum dated March 12, 1998, as last amended January 31, 1999 (the "Offering") describing the offering by the Parent of up to 4,800,000 shares of its common stock, $.01 par value, ("Common Stock") to persons or entities who sell Web hosting businesses to Parent or its affiliates. The Company understands that the Common Stock to be issued by Parent to the Company hereunder as part of the Purchase Price shall be subject to the terms of the Offering, including without limitation, that the Common Stock will be issued subject to a Right of First Refusal Agreement, the form of which is annexed as an exhibit to the Offering.

         (P) True and Complete. No representation or warranty made by Company or the Shareholder in this Agreement, nor any statement, certificate or exhibit furnished by or on behalf of Company pursuant to this Agreement, nor any document or certificate delivered to Buyer pursuant to this Agreement, or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of a material fact, or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading. Neither the Company nor the Shareholder has not failed to disclose to Buyer any pending developments or circumstances of which any of them are aware which are reasonably likely to have a material adverse effect on the Company or the Business.

         SECTION 3. REPRESENTATIONS OF THE BUYER. Buyer represents and warrants to the Company and the Shareholder as follows.

         (A) Corporate Matters; No Conflict. Buyer is a wholly owned subsidiary of the Parent. Each of the Buyer and Parent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is in good standing in each other jurisdiction in which it is doing business, except where failure to be in good standing would not have a material adverse effect on the business of Buyer or Parent, and has the corporate power to enter into this Agreement, to perform its obligations hereunder and to conduct its business as currently conducted. The execution, delivery and performance of this Agreement and the transactions contemplated hereby (and thereby) by the Buyer and Parent, respectively, will not (a) conflict with or violate the provisions of any applicable law, rule or order or the Buyer's or the Parent's respective Certificate of Incorporation or by-laws, (b) conflict with or constitute a default under any agreement or contract by which the Buyer or Parent is bound or
(c) require the consent or approval of, or filing with, any governmental body or third party. The execution, delivery and performance by the Buyer of this Agreement has been authorized and approved by all requisite corporate action on the part of the Buyer.

         (B) No Brokers. The only broker, leasing agent, finder or similar person or entity with whom the Buyer or Parent has made contact or had any dealings with or entered into any agreement, arrangement or understanding with concerning this Agreement and to whom the Buyer and/or the Parent is responsible to pay a finder's fee, brokerage commission or similar payment to is the party listed in item 7 on Exhibit A, if any, and the Buyer shall be solely responsible for the payment of same.

         (C) Authorization of Common Stock. The issuance and delivery by Parent of the shares of Common Stock comprising part of the Purchase Price as described in item 5 of Exhibit A has been authorized and approved by all requisite corporate action on the part of Parent. Such shares of Common Stock are validly issued, fully paid and non-assessable.

                                   ARTICLE II.

              CERTAIN COVENANTS OF THE COMPANY AND THE SHAREHOLDER

                  SECTION 1. NON-COMPETITION; NON-SOLICITATION.

         (A) For a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, neither the Company nor the Shareholder shall engage in any capacity in any Internet Web hosting business or in any business which is similar to or in competition with the Business and which is located or does business in any state in the United States or throughout the World.

         (B) The Company and the Shareholder understand that pursuant to this Agreement they have received the following confidential and proprietary information from Buyer: the Confidential memorandum dated March 12, 1998 as amended. Neither the Company nor the Shareholder, nor any of its officers, directors, employees, agents or contractors who received or learned of such confidential and proprietary information shall at any time, either before or after the Closing Date, disclose to any third party any such confidential or proprietary information of Buyer or make use of any of such information except in evaluating whether to enter into this Agreement. In connection with such evaluation, the Company and the Shareholder may disclose such proprietary information to their legal and financial consultants on a need to know basis on the condition that those consultants are similarly prohibited from further disclosing such information as provided herein. The Company and the Shareholder have received no other confidential information regarding Parent.

         (C) For a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, neither the Company, nor the Shareholder, unless acting with the express written consent of the Buyer or Parent, will, directly or indirectly, interfere with, solicit or endeavor to entice away:

                  (i) any person who was an employee, subcontractor or consultant of the Company, the Buyer, the Parent or any of their affiliates during the twelve months immediately preceding the date of such solicitation, interference or endeavor; or

                  (ii) with respect to any Internet Web hosting business or any business similar to or in competition with the Business in which the Company, Buyer, Parent, or any of their affiliates is or has been engaged after the date of this Agreement, any person or entity who was a customer or client of the Company or of the Buyer or of the Parent, or any person or entity who requested or received a proposal from Buyer, Parent or the Company.

THE COMPANY AND THE SHAREHOLDER, AND EACH OF THEM, EXPRESSLY ACKNOWLEDGES, UNDERSTANDS AND AGREES (i) THAT REMEDIES AT LAW FOR ANY BREACH OF THIS ARTICLE II, SECTION 1 WILL BE INADEQUATE, (ii) THAT THE DAMAGES RESULTING FROM SUCH BREACH ARE NOT READILY SUSCEPTIBLE TO MEASUREMENT IN MONETARY TERMS AND (iii) THAT BUYER AND/OR PARENT SHALL BE ENTITLED TO IMMEDIATE INJUNCTIVE RELIEF AND MAY OBTAIN TEMPORARY AND PERMANENT ORDERS RESTRAINING ANY THREATENED OR FURTHER BREACH OF THIS ARTICLE II, SECTION 1 BY THE COMPANY AND/OR THE SHAREHOLDER. THE COMPANY AND THE SHAREHOLDER HAVE BEEN ADVISED BY THEIR RESPECTIVE COUNSEL WITH RESPECT TO THE MEANING AND EFFECT OF THIS ARTICLE II, SECTION 1.

         SECTION 2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

                  (A) The representations and warranties of the parties herein contained shall survive the closing of the purchase contemplated by this Agreement, notwithstanding any investigation at any time made by or on behalf of the other party, provided that any claims for indemnification in accordance with
Article II, Section 2 below with respect to any representation or warranty must be made (and will be null and void unless made) on or before the date twenty-four (24) months following the Closing Date (except in the case of representations contained in Paragraphs (B)(vi), (G), (I) and (J) of Article I, Section 2 hereof, which must be made within six (6) months following the expiration of the applicable statute of limitations).

                  (B) The Company and the Shareholder, jointly and severally, hereby agree to indemnify and hold Buyer, Parent, and their respective officers, directors, stockholders, affiliates, employees, representatives and other agents harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of or resulting from (i) any breach, misrepresentation or material omission of the representations and warranties made by the Company and/or the Shareholder in this Agreement or in any Exhibit hereto or other documents delivered in connection herewith, (ii) any breach in any material respect by the Company and/or the Shareholder, or any of them, unless waived in writing by the Buyer, of any covenant or agreement contained in or arising out of this Agreement, or any other agreement delivered in connection herewith on the Closing Date, including without limitation, the Employment Agreement, (iii) the Business conducted by the Company prior to the Closing Date and any actions or events associated therewith, (iv) any and all liabilities of the Company, other than the Assumed Liabilities, and (v) any failure by the Shareholder or the Company to comply with any provisions of the bulk sales or similar laws of any jurisdiction which are applicable to this Agreement or the transactions contemplated hereby.

                  (C) Buyer and Parent hereby agrees to indemnify and hold the Company and the Shareholder harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of or resulting from (i) any breach, misrepresentation or material omission in the representations and warranties made by the Buyer in this Agreement, (ii) any breach in any material respect by Buyer, unless waived in writing by the Company, of any covenant or agreement of Buyer contained in or arising out of this Agreement, or (iii) the Business as conducted by Buyer, after the Closing Date.

                  (D) Any party claiming a right to indemnification hereunder (the "Indemnified Party") shall give the other party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base a claim for indemnification under this Section 2, provided, however, that no failure to give such notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall have full responsibility and authority with respect to the disposition of any action, suit or proceeding brought against it; provided, however, that it will not settle any such action, suit or proceeding without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld or delayed. In the event any action, suit or proceeding is brought against the Indemnified Party with respect to which the Indemnifying Party may have liability under the indemnity agreements contained in Paragraphs (B) and (C) of Article II, Section 2 hereof, however, the

Indemnifying Party shall have the right, without prejudice to the Indemnified Party's rights under this Agreement, at the Indemnifying Party's sole expense, to be represented by counsel of its own choosing and with whom counsel for the Indemnified Party shall confer in connection with the defense of any such action, suit, or proceeding. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants, all books and records of the Indemnified Party relating to such action, suit or proceeding and the parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such action, suit or proceeding.

                  (E) On the Closing Date 40,000 shares of Common Stock of Parent which are part of the Purchase Price shall be delivered to the escrow agent listed on Exhibit A (the "Escrow Agent") to be held in escrow in accordance with the terms of an escrow agreement to be entered into between the parties (the "Escrow Agreement") on or prior to the Closing Date. The Escrowed Amount will be held in escrow by the Escrow Agent as security for any indemnification obligation of the Company and the Shareholder, or any of them, to Buyer pursuant to the terms of Article II, Section 2, Paragraph (B) of this Agreement. Indemnity claims by Buyer pursuant to said Paragraph (B) shall be satisfied by the reduction of the Escrowed Amount until the termination of the Escrow Agreement and thereafter by the Company and the Shareholder, jointly and severally. The Shareholder and the Company shall be afforded the opportunity to settle any indemnification claim by a cash payment before the Common Stock held in Escrow is taken by the Buyer. The Escrowed Amount does not constitute a limit on the liability of the Company and the Shareholder to Buyer hereunder, it being understood and agreed that the Company and each of the Shareholder, shall remain jointly and severally liable to satisfy the amount of such claims which exceed the Escrowed Amount. The Escrowed Amount shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement which shall be agreed upon and entered into by the Escrow Agent, the Company, the Shareholder and Buyer on or before the Closing Date. Among other things, the Escrow Agreement will provide that on March 31, 2000 , the Escrow Agent shall pay to the Company or its designee such amount of the Escrow Amount then remaining, if any, as has not previously been applied pursuant to the terms of said Escrow Agreement, unless an indemnification claim by Buyer against the Company and/or the Shareholder is then pending. The Shareholder shall have no liability under this Agreement in excess of $3,000,000 plus the fair market value on the Closing Date of the 140,000 shares of . Common Stock which are delivered as part of the Purchase Price.

                                   ARTICLE III

                        CLOSING AND DELIVERIES AT CLOSING

         SECTION 1. CLOSING. The closing of the purchase and sale of the transaction contemplated herein shall take place on February 4, 1999, (the "Closing"), at the offices of Parent, Sage Network, Inc., located at 11 Martine Avenue, White Plains, New York l0606 at 12:00 p.m. The deliveries described in
Section 2 and 3 of this Article III will take place at the Closing.

         SECTION 2. DELIVERIES BY THE COMPANY AND THE SHAREHOLDER. On the Closing Date, the Company and the Shareholder will deliver, or cause to be delivered, to the Buyer the following:

                  (A) Such instruments of assignment, transfer and/or conveyance executed by the Company, and the Shareholder where applicable, as Buyer may reasonably request in order to assign, convey and transfer to Buyer good and marketable title to all of the Purchased Assets, free and clear of all liens, claims, encumbrances and other charges, including, without limitation, a Bill of Sale.

                  (B) Physical delivery of all Tangible Assets, Customer Lists and Customer Information by making them available at the Sites listed on Exhibit A, together with any and all warranties, manuals, instructions, and other literature in the possession of the Company or the Shareholder relating to the ownership or operation of the Tangible Assets. In addition, such notices to telephone companies and others required to transfer the Company's telephone and facsimile numbers, e-mail addresses and domain addresses, used in the Business to Buyer.

                  (C) Physical delivery of all original or certified copies of documentation concerning the Intellectual Property, including, without limitation, registrations and applications of any patents, trademarks or service marks, original artwork, data bases, computer programs and software and physical delivery of all books, files and records concerning the Purchased Assets.

                  (D) The following corporate documentation:

                           (i) The Company's Articles or Certificate of
                  Incorporation certified as of a date within thirty (30) days prior to the Closing Date by the Secretary of State of the state of the Company's organization;

                           (ii) Good Standing Certificates as of date within
                  thirty (30) days prior to the Closing Date from the Secretary of State of the state of the Company's organization and each other state in which the Company is qualified to do business;

                           (iii) The Company's By-Laws certified as of the
                  Closing Date by the President or Secretary of the Company as being in full force and effect and unmodified; and

                           (iv) Corporate Resolutions of the Company's Board of
                  Directors and the Shareholder (if required by the Company's By-Law's or applicable law), approving this Agreement and all the transactions contemplated hereby, certified by the President or Secretary of the Company as being in full force and effect and unmodified.

                  (E) The legal opinions of counsel to the Company and the Shareholder, in a form acceptable to Buyer and its counsel.

                  (F) Evidence in form satisfactory to Buyer and its counsel that the Taxes and Tax Liabilities, if any, have been paid off and satisfied except as disclosed in the BDO Seidman audit for 1998.

                  (G) The Escrow Agreement duly executed by the Company.

                  (H) A copy of the Certificate of Amendment duly executed by the President and Secretary of the Company which is to be filed in the Secretary of State's Office for the State of the Company's incorporation pursuant to
Article I, Section 2, Paragraph (B) (iii) hereof.

                  (I) Copies of written proof in form and substance satisfactory to Buyer and its counsel that the Company will no longer do business under any of the trade names listed on Exhibit B as required pursuant to Article I,
Section 2, Paragraph (B) (iii) hereof.

                  (J) The Company and the Shareholder shall use their reasonable best efforts to deliver a Non-Competition, Non-Disclosure and Intellectual Property Agreement in a form to be provided by Buyer after the Closing, executed by each employee of the Company who will be employed by Buyer or its affiliate after the Closing.

                  (K) Notices of termination of all employees of the Company employed in connection with Business satisfactory to Buyer, which notices will be delivered to the employees concurrently with the Closing.

                  (L) Employment Agreement ("Employment Agreement") and Consulting Agreement ("Consulting Agreement") between Alan Kvares and Buyer executed by Alan Kvares.

                  (M) Employment Agreement between Kathleen Fear and Buyer executed by Kathleen Fear.

                  (N) An Estoppel, Consent to Assignment and Assignment of each of the Leases in forms satisfactory to Buyer executed by the Company and the Lessors/Landlords of the Leases.

                  (O) Keys to all entrances and possession of the Sites listed on Exhibit A.

                  (P) Such notice or notices as Buyer may reasonably request in order to notify the customers included on the Customer List that the Business has been sold to Buyer.

                  (Q) Consent to a press release in form satisfactory to the Company and Buyer relating to this Agreement and the transactions contemplated hereby. Lucent will not be mentioned in such press release without its prior consent.

                  (R) Execution and delivery of a Subscription Agreement and Right of First Refusal Agreement in form satisfactory to Buyer signed by Alan Kvares covering the shares of Common Stock which are a part of the Purchase Price.

                  (S) Consent to the Assignment of the Agreements between Company and Lucent in form satisfactory to Buyer.

                  (T) Delivery of audited financial statements for the Company performed by BDO Seidman LLP for the year ending December 31, 1998.

                  (U) Proof of settlement or a plan of settlement of the TVIG litigation and delivery of releases and Discontinuance with Prejudice.

                  (V) Delivery of third party consents from Nel-Tech Labs, Inc. and Inter-Tel Integrated Systems, Inc.

                  (W) Delivery of new agreements between Broadcast Music, Inc. ("BMI") and Buyer in form satisfactory to Buyer, which will include cancellation of existing agreement.

                  SECTION 3. DELIVERIES BY THE BUYER.

         On the Closing Date, the Buyer will deliver, or cause to be delivered, to the Company and the Shareholder the following:

         (A) The cash portion of the Purchase Price by cash, or certified or official bank check payable to the order of the Company, or by wire transfer of federal funds to the account of the Company, as the Company and Shareholder shall direct in writing on or before the Closing Date; provided, however, Buyer may, upon written agreement of all parties hereto, deduct from the Purchase Price and pay directly amounts due any creditor of the Company, including, without limitation, the Tax Liabilities (but excluding any amounts due for any of the Assumed Liabilities), in which event, evidence of such payment shall be presented at the Closing. Notwithstanding the foregoing, 40,000 shares of Common Stock described in Section 2(E) of Article II, shall be paid to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement.

         (B) Such instruments of assignment and assumption executed by the Buyer, as the parties hereto reasonably may determine necessary to effectuate the assignment to the Buyer of the Business Agreements and the assumption by Buyer of the Assumed Liabilities.

         (C) The Escrow Agreement duly executed by the Buyer and the Escrow
Agent.

         (D) The Employment Agreements and Consulting Agreement executed by
Buyer.

         (E) Resolution of the Board of Directors of Buyer, authorizing the execution of this Agreement and the transactions contemplated hereby.

         (F) The Subscription Agreement executed by Parent.

         (G) The Right of First Refusal Agreement executed by Parent.

         (H) Certificates issued by Parent to the Company, representing the shares of Common Stock for that portion of the Purchase Price to be paid in Common Stock as set forth in item 5 of Exhibit A, which certificate shall be properly legended to reflect that the Common Stock represented thereby has not been registered under the Securities Act of 1933 as amended, and is subject to the terms of the Right of First Refusal Agreement.

         (I) Consent to a press release in form satisfactory to the Company and Buyer relating to this Agreement and the transactions contemplated hereby.

                                   ARTICLE IV

                          OBLIGATIONS FOLLOWING CLOSING

         SECTION 1. FURTHER COOPERATION. The Company and the Shareholder will, at any time and from time to time after the Closing Date, execute and deliver such further instruments of conveyance, transfer and license, and take such additional actions as Buyer, Parent or its successor and/or assigns, may reasonably request, to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets pursuant to this Agreement.

         SECTION 2. TRANSITION ASSISTANCE AND ADJUSTMENTS.

         (A) The Company shall reasonably cooperate and provide assistance to the Buyer as shall be reasonably appropriate during the transition of the Business and the Purchased Assets from the Company to the Buyer, or its successors and/or assigns, after the Closing Date. All assistance shall be made promptly when available after any request by Buyer. Buyer shall only reimburse the Company for reasonable out-of-pocket expenses incurred in rendering such assistance, but not for any time of any personnel.

         (B) Buyer and its successors and/or assigns shall have the right at any time and from time to time upon reasonable notice and during normal business hours to examine and make copies of all corporate books, records and other documents of the Company relating to the Business and generated prior to the Closing Date which are not part of the Purchased Assets, which documents will be maintained by the Company and the Shareholder for a period of three (3) years after the Closing Date.

         (C) The Company and the Shareholder will reasonably cooperate with Buyer in notifying the customers included on the Customer List that the Business has been sold to Buyer, including, without limitation, executing any additional notices which Buyer may reasonably request. Neither the Company nor the Shareholder will, directly or indirectly, take any action which is designed or intended to have the effect of discouraging customers, suppliers or vendors and other business associates of the Business, from maintaining the same business relationships with Buyer or its successors and/or assigns after the Closing Date as were maintained with the Company and/or the Shareholder with respect to the Business prior to the Closing Date.

         (D) Following the Closing, the Company and the Shareholder or any affiliate of the Company (as defined under federal securities laws), shall not use the name "Telephonetics" or any confusingly similar name to said trade name in any trade or business, other than as an employee of Buyer or an affiliate of Buyer.

         (E) The Company shall have the right to dissolve after the Closing; however, the Shareholder shall continue to be liable under this Agreement.

         SECTION 3. COLLECTION OF RECEIVABLES.

         (a) After the Closing Date, the Buyer shall endeavor to collect all Accounts Receivables included in the Purchased Assets and will deliver to the Seller for immediate endorsement to the Buyer any checks payable to the Seller that are received by the Buyer on account of such Accounts Receivables. The Seller agrees that it will promptly transfer or deliver to the Buyer from time to time any payments that the Seller may receive with respect to any claims, contracts, licenses, leases, commitments, sales, orders, purchase orders, Accounts Receivables of any character or any other items included in the Purchased Assets required to be transferred by it to the Buyer pursuant to the provisions hereof.

         (b) The parties acknowledge that the Seller's Accounts Receivable over 90 days at the closing are $194,358. The parties agree that 360 days after the Closing Date, the Shareholder shall pay to the Buyer an amount of money equal to $155,486 less the actual collection of the Sellers Accounts Receivable which were over ninety (90) days at the Closing Date. Payment shall be made by the Shareholder in cash within five (5) business days after presentation by Buyer of a statement for the collection of such Accounts Receivable over 90 day. Payments received from customers shall be credited to the oldest invoices first unless the Customer directs otherwise.

                                    ARTICLE V

                                  MISCELLANEOUS

         SECTION 1. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by the laws of the State of New York. The parties hereto submit and consent to the exclusive jurisdiction of the state courts of the State of New York in the Counties of New York or West Chester and the federal courts located therein with respect to any legal actions relating to this Agreement, or any other agreements delivered in connection herewith, between the Company and/or the Shareholder, on the one hand, and the Buyer and/or Parent, on the other hand, and any transactions contemplated thereby whenever an action is commenced by the Company or Shareholder. The parties hereto submit and consent to the exclusive jurisdiction of the state courts of Florida and any federal court located in Florida with respect to any legal actions relating to this Agreement or any other agreement delivered in connection herewith between the Company and/or the Shareholder on one hand and the Buyer or Parent on the other hand, whenever an action is commenced by the Buyer or the Parent.

         SECTION 2. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

         SECTION 3. CONFIDENTIALITY. The Company and the Shareholder, on the one hand, and the Buyer, on the other hand, each agree not to disclose or use any information acquired by it about the other party during the course of the negotiations of this Agreement and the transactions to which it relates which is confidential in nature or not otherwise generally available to the public without the prior written consent of such other party unless required to do so by applicable law or by order of a court of competent jurisdiction. Each party shall be liable for any breach by its respective employees, officers, directives, Shareholder, agents and/or contractors of the provisions of this Section.

         SECTION 4. AMENDMENTS. This Agreement supersedes any prior contracts relating to the subject matter hereof between the Buyer, Parent, the Company and the Shareholder. This Agreement cannot be changed, modified or amended and no provision or requirement hereof may be waived without the consent in writing of the parties hereto.

         SECTION 5. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Each provision of this Agreement shall be deemed to be the agreement of the parties hereto to the full extent that the power to enter into such provisions shall have been conferred on the parties by law.

         SECTION 6. BENEFIT; ASSIGNMENT. This Agreement is binding upon and inures to the benefit of the parties, their successors and permitted assigns. This Agreement may not be assigned or the duties of the parties hereunder delegated to others without the prior written consent of all parties hereto, except that Buyer may assign its rights, duties and obligations hereunder to Parent or an affiliate of Buyer or Parent without the Company's or the Shareholder' consent; and further provided that the Company may assign its rights, duties, and obligations hereunder to any entity or person formed in connection with the winding down of its affairs, provided that Shareholder is not relieved of any liability hereunder.

         SECTION 7. CONSTRUCTION. All exhibits annexed hereto are hereby incorporated herein by reference and made a part of this Agreement. Whenever used in this Agreement and the context so requires, the singular shall include the plural and the plural shall include the singular.

         SECTION 8. IMPUTED KNOWLEDGE. Anywhere in this Agreement where it refers to the "knowledge of" the Company, or words of similar import, the knowledge of of the Shareholder shall be imputed to be the knowledge of the Company. Anywhere in this Agreement where it refers to the "knowledge of" the Buyer or the Parent, or words of similar import, the knowledge of Leonard J. Fassler shall be imputed to be the knowledge of the Buyer and the Parent, respectively.

         SECTION 9. NOTICE. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by registered mail, postage prepaid: if to the Company at its address set forth on the first page hereof, with copy to David Snyder, Esq., Snyder & Snyder, 6 Avery Court, White Plains, New York 10604 or at such other address as the Company or any of the Shareholder shall designate by notice to Buyer, and if to Buyer or Parent at 215 First Street, Cambridge, MA 02142, with a copy to Bruce S. Klein, General Counsel, Sage Networks, Inc., 11 Martine Avenue, 12th Floor, White Plains, NY 10606 and a copy to Brian O'Connor, Esq., Diserio Martin O'Connor & Castiglioni, One Atlantic Street, Stamford, CT 06901, or at such other address as it shall designate by notice to the Company and the Shareholder.

         SECTION 10. EXPENSES. The Seller, the Company and the Shareholder shall each pay their own expenses incurred in connection with the preparation, execution and performance of this agreement including, without limitation all fees, and expenses of agents, counsel, and accountants except that Buyer shall assume the liability due of BDO Seidman, LLP to prepare the audited financial statements of the Company for the year ending December 31, 1998 in an amount not to exceed $40,000 only if and when the Closing takes place.

         SECTION 11. TRANSFER TAXES. The Seller shall be solely responsible for paying all transfer taxes which are due as a result of the consummation of the transactions provided for in this Agreement.

         [SIGNATURE PAGE OF ASSET PURCHASE AGREEMENT BETWEEN TELEPHONETICS, INC. AND TELEPHONETICS INTERNATIONAL, INC. DATED AS OF FEBRUARY 4, 1999.]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                               TELEPHONETICS, INC.

                                               By: /s/ Leonard J. Fassler
                                                   ----------------------------
                                                   Leonard J. Fassler
                                                   Its President

                                               TELEPHONETICS INTERNATIONAL, INC.

                                               By: /s/ Alan Kvares
                                                   ----------------------------
                                                   Alan Kvares
                                                   Its President

                              AGREEMENT TO BE BOUND

         Sage Networks, Inc. ("Parent") hereby agrees to be bound only by the provisions of Article II, Section 2(C) of the foregoing Asset Purchase Agreement.

                                               SAGE NETWORK, INC.

                                               By: /s/ Leonard J. Fassler
                                                   ----------------------------
                                                   Leonard J. Fassler
                                                   Its Co-Chairman

LIST OF EXHIBITS:
-----------------


Exhibit A             -    Basic Provisions

Exhibit 4.01(b)       -    Officers; Directors; Trade Names; Jurisdictions

Exhibit 4.01(c)(i)(1) -    Forms of Business Agreements with Customers

Exhibit 4.01(c)(i)(2) -    Summary of Oral Business Agreements and Copy of
                           Vendor/Service Provider and Other Agreements

Exhibit 4.01(c)(i)(3) -    Leases

Exhibit 4.01(c)(i)(4) -    Claims of Disputes Under Business Agreements

Exhibit 4.01(c)(i)(5) -    Consents to Transfer or Assign Not Obtained

Exhibit 4.01(c)(ii)   -    Tangible Assets

Exhibit 4.01(c)(iii)  -    Intellectual Property

Exhibit 4.01(c)(iv)        Server Customers

Exhibit 4.01(c)(v)(1) -    Company's Financial Statements

Exhibit 4.01(c)(v)(2) -    Liens; Encumbrances

Exhibit 4.01(d)       -    Bad Debts

Exhibit 4.01(e)       -    Existing Employment Agreements, Labor or Collective
                           Bargaining Agreements, Employee Benefit or Welfare
                           Plans, Description of Employees

Exhibit 4.01(g)       -    Tax Liabilities of the Company

Exhibit 4.01(l)(1)    -    Company's Credit and Debit Cards

Exhibit 4.01(l)(2)    -    Company's Bank Accounts and Authorized Signatories

DESCRIPTION OF EXHIBITS:

Exhibit A         -   Basic Provisions

Exhibit B         -   Ownership of Capital Stock of the Company; Description of
                      Capital Stock; Officers; Directors; Trade
                      Names; Jurisdictions

Exhibit C-1       -   Forms of Business Agreements with Customers

Exhibit C-2       -   Oral Business Agreements; Business Agreements with
                      Vendor/Service Providers, Resellers, Etc.

Exhibit C-3       -   Leases

Exhibit C-4       -   Claims of Disputes Under Business Agreements

Exhibit C-5       -   Consents to Transfer or Assign Not Obtained

Exhibit D         -   Cash and Accounts Receivable

Exhibit E         -   Tangible Assets

Exhibit F         -   Intellectual Property and Software Licensing

Exhibit G         -   Customer List and Related Information

Exhibit H         -   Financial Statements

Exhibit I         -   Bad Debts and Tax Liabilities of the Company

Exhibit J         -   Assumed Liabilities

Exhibit K         -   Existing Employment Agreements, Labor or Collective
                      Bargaining Agreements, Employee Benefit or Welfare
                      Plans, Description of Employees

Exhibit L         -   Excluded Assets

Exhibit M         -   Liens; Encumbrances

Exhibit N         -   Transactions with Affiliates



In accordance with Item 601(b)(2) of Regulation S-K all exhibits other than Exhibit A have been omitted. The Company hereby agrees to furnish supplementally a copy of any omitted exhibit to the Commission upon request.

                                    EXHIBIT A

                                       TO

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                               TELEPHONETICS, INC.

                                       and

                        TELEPHONETICS INTERNATIONAL, INC.

BASIC PROVISIONS

1.  Name of Buyer:     Telephonetics, Inc.

2.  Name of Company:   Telephonetics International, Inc.

     (a)      Names, addresses and stock ownership of shareholder of Company:

              Name and Address                       Number of Shares (Type)

              Alan Kvares                            5,870,000- Common



              Kathleen Fear                          20,000- Common





              Harry Gershenson                       10,000- Common




              Raymond Norton                         100,000- Common



              Total Outstanding Shares               6,000,000- Common

     (b)      State of incorporation of Company: Florida

     (c)      Authorized Officers of the Company:

              President                     -        Alan Kvares
              Vice President/Treasurer      -        Parker Yates
              Vice President/Secretary      -        Kathleen Fear

      (d) Address of each Site from which the Company conducts the Business:

          (i)    4330 N.W. 207th Drive, Miami, Florida 33055
          (ii)
          (iii)  512 Lake Dora Road, Mt. Dora, Florida
          (iv)

3. Residence addresses of Shareholder:

4. Purchase Price: $3,000,0000 in cash plus 140,000 shares of Common Stock of
                   Sage Networks, Inc.

5.  Company and Shareholder's Broker:       None

6.   Buyer's Broker:       None

7.  Escrow Agent:          David Snyder, Esq.
                           Snyder & Snyder
                           6 Avery Court
                           White Plains, NY 10604




                                        2